Exhibit 99.1

LINCOLN ELECTRIC HOLDINGS, INC.

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A

NEWS • RELEASE

LINCOLN ELECTRIC ACQUIRES EASOM AUTOMATION SYSTEMS, INC.

Expands Automation Capabilities and End Sector Reach

CLEVELAND, OH, Monday, October 6, 2014 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that it has acquired Easom Automation Systems, Inc., a privately held integrator and manufacturer of automation and positioning solutions, serving heavy fabrication, aerospace and automotive OEMs and suppliers.

“Our investment in Easom advances our leadership position in automated welding and cutting,” said Christopher L. Mapes, Chairman and Chief Executive Officer. “Easom is a strong partner for us as our complementary strengths create a compelling offering for our customers and accelerates our market presence in attractive applications.”

“We are excited about joining Lincoln Electric as they share our commitment to help customers achieve superior operational efficiency and improve profitability through automated solutions,” said Reg Kelley, President of Easom Automation Systems, Inc.

Easom Automation Systems, Inc., with headquarters and operations in Detroit, Michigan, has annual sales of approximately $30 million. Terms of the transaction were not disclosed.

About Lincoln Electric

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxy-fuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 45 manufacturing locations, including operations and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at www.lincolnelectric.com.

Forward-Looking Statements

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of post-acquisition integration efforts; and market risks and price fluctuations related to the purchase of commodities and energy. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.

Contact

Amanda Butler

Director, Investor Relations

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com